UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2019

HIGHWATER ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24500 US Highway 14, Lamberton, MN	56152
(Address of principal executive offices)	(Zip Code)

(507) 752-6160
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.02 Termination of a Material Definitive Agreement

On January 3, 2019, Highwater Ethanol, LLC (the "Company") and CHS, Inc. ("CHS") mutually agreed to terminate the Grain Origination Agreement between the Company and CHS dated July 1, 2016 (the "CHS Agreement").

Pursuant to the terms of the CHS Agreement, the Company purchased all of its grain requirements for the ethanol plant from CHS. The Company paid CHS the CBOT futures price less the weighted average of the basis prices plus a fixed fee per bushel of grain purchased. The CHS Agreement was for an initial five-year term which was to automatically renew for successive one-year terms unless otherwise terminated in accordance with its terms.

The termination of the CHS Agreement becomes effective as of midnight January 31, 2019 (the "Termination Date"). The Company is obligated to purchase and pay the per bushel fee on bushels of grain currently contracted by CHS to be delivered to the Company following the Termination Date. In exchange for termination of the CHS Agreement, the Company has agreed not to contract with another entity or company for grain procurement services until after July 26, 2021 and granted CHS a right of first refusal to serve as the Company's procurement agent until July 1, 2021. In addition, the Company and CHS have agreed to mutually release one another as of the Termination Date from all claims arising out of or relating to the CHS Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

Date: January 7, 2019	/s/ Brian Kletscher
Brian Kletscher, Chief Executive Officer